Sub-Item 77O:  Rule 10f-3

During the period, the following securities were purchased for the Tennessee Tax-Free Portfolio which were offered through an affiliated underwriter as indicated in the Trust’s Rule 10f-3 Procedures.  The following securities were purchased:

Knoxville County Health & Education Revenue Series A

Underwriter used:  Salomon/Smith Barney

Affiliated Underwriter:  First Tennessee Capital Markets

Purchased:  $2,000,000 on 11/22/2002

Knoxville County Health & Education Revenue Series B

Underwriter used:  UBS/Paine Webber

Affiliated Underwriter:  First Tennessee Capital Markets

Purchased:  $3,400,000 on 11/22/2002